Exhibit 8

LIST OF SUBSIDIARIES

Name	Jurisdiction of Incorporation
Administradora de Cartera de Occidente, S.A. de C.V	Mexico
Compañía Siderúrgica de Guadalajara, S.A. de C.V	Mexico
Compañía Siderúrgica de California, S.A. de C.V	Mexico
Compañía Siderúrgica del Pacífico, S.A. de C.V	Mexico
Administradora de Servicios de la Industria Siderúrgica ICH, S.A. de C.V.	Mexico
Procesadora Mexicali, S.A. de C.V.	Mexico
Sistemas de Transporte de Baja California, S.A. de C.V.	Mexico
Servicios Simec, S.A de C.V.	Mexico
Undershaft Investments, N.V	Netherlands Antilles
Pacific Steel, Inc.	California
Industrias del Acero y del Alambre, S.A. de C.V	Mexico
Coordinadora de Servicios Siderúrgicos de Calidad, S.A. de C.V	Mexico
Operadora de Metales, S.A. de C.V	Mexico
Operadora de Servicios Siderúrgicos de Tlaxcala, S.A. de C.V	Mexico
Administradora de Servicios Siderúrgicos de Tlaxcala, S.A. de C.V	Mexico
Operadora de Servicios de la Industria Siderúrgica ICH, S.A. de C.V	Mexico